Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

KOS REPORTS EXCEPTIONAL GROWTH IN REVENUE AND EARNINGS FOR THE
QUARTER AND NINE-MONTH PERIOD

Financial Highlights

•	Third quarter revenue increased 62% to $73.5 million
•	Net income grew to $14.7 million and EPS to $0.37
•	Generated cash from operations of $21 million
•	Cash and available credit increased to $115 million
•	Nine-month revenue increased 76% to $207 million
•	2003 guidance increased to $1.40 — $1.50 EPS and $290 million in revenue

     MIAMI, FL, October 28, 2003 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the third quarter and nine months ended September 30, 2003.

     For the third quarter of 2003, revenue increased 62% to a record $73.5 million, up from $45.5 million for the third quarter of 2002. Revenue for the nine months ended September 30, 2003, was a record $206.6 million, a 76% increase from revenue of $117.7 million in the same period in 2002. The significant increase in revenue was attributable to continued adoption of Kos’ cholesterol products with Niaspan® sales sustaining robust growth and Advicor® sales more than doubling.

     The Company reported net income of $14.7 million or $0.37 per diluted share for the third quarter of 2003, compared to a net loss of $347,000, or $0.02 per share, for the same period in 2002. Net income for the first nine months of 2003 was $38.5 million or $1.03 per diluted share compared to a net loss of $26.9 million, or $1.31 per share, for the same period a year ago. The significant improvement in operating results for the quarter was principally attributable to better than expected growth of Kos’ cholesterol franchise and continued rigorous control of operating expenses at the Company.

     The Company generated $21 million in cash from operations in the third quarter of 2003, and as of September 30, 2003, the Company had approximately $115 million of cash, marketable securities and available credit, of which $65 million was cash and marketable securities, including monies pledged as collateral for the Company’s letters of credit.

     Sales of Niaspan in the third quarter of 2003 grew 48% from the third quarter of 2002, and accounted for $56.4 million of revenue, while Advicor sales accounted for $17.1 million of revenue, an increase of more than 130%. More than 910,500 total prescriptions were written for Niaspan in the third quarter, and more than 230,700 total prescriptions were written for Advicor. For the quarter, the growth rate of Kos’ cholesterol franchise was nearly double the growth rate of the overall cholesterol market and at the end of September, 2003, Kos achieved a 3.5% share of new prescriptions in the overall cholesterol market, despite the introduction of two new lipid modifying drugs.

     “Kos continues its impressive trajectory with respect to operating performance and key strategic business milestones,” said Adrian Adams, President and Chief Executive Officer. “Both of our cholesterol products continue to garner increasing acceptance in the medical community, with nearly 70,000 physicians prescribing Niaspan and/or Advicor. Additionally, from a financial perspective, there has been a dramatic EPS improvement of $2.34 when comparing the loss per share in the nine-month

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Kos Pharmaceuticals, Inc.	Page 2

period in 2002 of $1.31 to the profit of $1.03 we reported for the same nine-month period in 2003. This demonstrates the significant leverage that we can derive from our vertically integrated business model.”

     “Equally important, we continued to make progress on other key company objectives during the quarter with the completion of the recent commercialization alliance with Oryx Pharmaceuticals to market both our products in Canada, the initiation of the Mutual Recognition Procedure for Niaspan in Europe and the filing of an IND for one of the three NDA products currently in development,” continued Adams. “Finally, we complemented our already strong management team with the appointment of two new pharmaceutical executives, Senior Vice President, General Counsel and Senior Vice President, Research and Development, who will help us continue to build shareholder value.”

     With the continued strong operating performance for the third quarter of 2003, Kos now expects 2003 full year revenue to increase to about $290 million and expects increased earnings per diluted share of $1.40 to $1.50.

     Kos’ senior management will host a conference call at 10:30 a.m. ET to discuss the Company’s quarterly results. There will be slides associated with our conference call remarks and press release, available on our Q3 2003 webcast. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 719-867-0660 domestic or international, conference passcode 693212. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 693212 from 1:00 PM ET on Tuesday, October 28, 2003 until 12:00 AM ET on Thursday, October 30, 2003.

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

     Certain statements in this press release, including statements regarding the expected growth in the number of prescriptions written for Niaspan and Advicor, the expected growth in sales of Niaspan and Advicor, our expectations regarding revenue and earnings per share in future periods, our ability to continue to garner acceptance among physicians for Niaspan and Advicor, our ability to market our products in Canada, our ability to achieve approval under the Mutual Recognition Procedure in Europe, our ability to obtain regulatory approval for products under development and our ability to continue to benefit from our business model are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the Advicor and Niaspan products, the expected continued growth in sales of the Niaspan and Advicor products, the Company’s ability to successfully commercialize Niaspan and Advicor in other countries, the ability of the Company to obtain regulatory approvals, the ability of Kos to build awareness for Advicor within the medical community, the Company’s ability to continue to develop new products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other documents already filed with the SEC.

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Kos Pharmaceuticals, Inc.
2003 — Q3 Earnings Release

	3Q 02	3Q 03 vs.		1Q 03	2Q 03	3Q 03 vs.	3Q 03
	Actual	3Q 02		Actual	Actual	2Q 03	Actual

RX’s Niaspan (RETAIL ONLY)
New	264,105		-100%	247,401	258,970	-100%
Total	732,526		7%	733,145	753,679	4%	787,000

RX’s Advicor (RETAIL ONLY) New	53,829		-100%	58,543	72,378	-100%
Total	114,679		83%	154,373	182,143	15%	210,000

Net Niaspan Sales	38,136,831		48%	53,015,008	50,296,698	12%	56,391,319
Net Advicor Sales	7,399,251		131%	15,260,296	14,554,185	18%	17,114,344

Total Revenues	45,536,082		61%	68,275,304	64,850,883	13%	73,505,663
Total Cost of Goods Sold	4,444,499		16%	4,242,036	4,467,881	15%	5,143,685

Gross Profit	41,091,583		66%	64,033,268	60,383,002	13%	68,361,978
Niaspan Gross Margin	93%		1%	95%	94%	-1%	94%
Advicor Gross Margin	77%		17%	90%	88%	2%	90%
Combined Gross Margin	90%		3%	94%	93%	0%	93%
Operating Expenses Med Svcs & Communication	2,564,857		7%	3,921,879	2,507,409	9%	2,738,511
Other R&D	7,200,382		34%	7,703,388	9,330,981	3%	9,645,120

Total Research & Develop	9,765,239		27%	11,625,267	11,838,390	5%	12,383,631
Selling	16,780,313		27%	20,853,554	21,454,288	-1%	21,325,089
Marketing	5,486,679		23%	6,020,903	4,425,709	53%	6,751,381
Samples	943,646		-8%	625,381	955,042	-9%	868,517

Total Sales & Marketing	23,210,638		25%	27,499,838	26,835,039	8%	28,944,987
Royalties	1,256,278		33%	4,866,846	1,717,786	-3%	1,666,425
Corporate Task General & Administrative	6,126,735		50%	6,611,640	7,278,878	26%	9,193,598

Total General & Admin	7,383,013		47%	11,478,486	8,996,664	21%	10,860,023
Total S G & A	30,593,651		30%	38,978,324	35,831,703	11%	39,805,010
Total Operating Expenses	40,358,890		29%	50,603,591	47,670,093	9%	52,188,641

Other (Income) Expense Other Income	—			(100)	166,146	0%	(375)
Interest income	(23,620)		321%	(77,185)	(95,295)	4%	(99,418)
Interest expense	1,102,636		-28%	856,552	858,665	-8%	792,568

Total other (income) expense	1,079,016		-36%	779,267	929,516	-25%	692,775
Pre-Tax Income/(Loss)	$(346,323)	-	4570%	$12,650,410	$11,783,393	31%	$15,480,562
Income Tax (Federal State)	0			(253,008)	(627,797)		(324,489)
Net Income/(Loss)	$(346,323)	-	4476%	12,397,402	11,155,596	36%	15,156,073
EPS	$(0.02)			$0.35	$0.31		$0.38
S/O	20,700,000			38,602,000	39,300,000		41,762,191

Kos Pharmaceuticals, Inc.
2003 — Q3 Earnings Release

			PRELIMINARY	ORIGINAL	2003
	4Q 03	4Q 03 vs.	1Q 04	2003	Full Year
	Projected	3Q 03	PROJECTED	Budget	Projected

RX’s Niaspan (RETAIL ONLY)
New Total	829,000	5%	835,000	3,500,000	3,107,000

RX’s Advicor (RETAIL ONLY) New Total	234,000	11%	247,000	986,100	781,000

Net Niaspan Sales	65,500,000	16%	67,900,000	235,000,000	235,000,000
Net Advicor Sales	20,500,000	20%	23,600,000	65,000,000	67,428,825

Total Revenues	86,000,000	17%	91,500,000	300,000,000	292,631,850
Total Cost of Goods Sold	5,530,000	8%	6,316,000	21,950,000	19,383,602

Gross Profit	80,470,000	18%	85,184,000	278,050,000	273,248,248
Niaspan Gross Margin	95%	1%	94%	95%
Advicor Gross Margin	89%	-2%	91%	86%
Combined Gross Margin	93%	0%	93%	93%
Operating Expenses Med Svcs & Communication	3,000,000	10%	3,500,000	14,737,281	12,167,799
Other R&D	11,200,000	16%	10,941,923	43,973,765	37,879,489

Total Research & Develop	14,200,000	15%	14,441,923	58,711,046	50,047,288
Selling	24,000,000	13%	25,956,066	90,939,640	87,632,931
Marketing	7,200,000	7%	6,250,000	24,660,793	24,397,993
Samples	950,000	9%	750,000	5,500,000	3,398,940

Total Sales & Marketing	32,150,000	11%	32,956,066	121,100,433	115,429,864
Royalties	2,304,800	38%	5,966,938	11,630,000	10,555,857
Corporate Task				—	—
General & Administrative	9,300,000	1%	8,862,122	29,274,690	32,384,116

Total General & Admin	11,604,800	7%	14,829,060	40,904,690	42,939,973
Total S G & A	43,754,800	10%	47,785,126	162,005,123	158,369,837
Total Operating Expenses	57,954,800	11%	62,227,049	220,716,169	208,417,125

Other (Income) Expense Other Income	—	-100%	—	100,000	165,671
Interest income	(100,000)	1%	(300,000)	(200,000)	(371,898)
Interest expense	785,000	-1%	350,000	3,758,125	3,292,785

Total other (income) expense	685,000	-1%	50,000	3,658,125	3,086,558
Pre-Tax Income/(Loss)	$21,830,200	41%	$22,906,951	$53,675,706	$61,744,565
Income Tax (Federal State)	(436,604)		6,872,085	(1,073,514)	(1,641,898)
Net Income/(Loss)	21,393,596	41%	29,779,036	$52,602,192	60,102,666
EPS	$0.52		$0.71	$1.45	$1.55
S/O	42,300,000		42,500,000	38,800,000	41,000,000

Kos Pharmaceuticals, Inc.
EPS Calculation
September 30, 2003

	Q3	Sept-03 YTD

Related Party Interest Expense	$817,778	$2,528,694

Net Income:	$15,156,073	$38,962,084

Shares:
Basic	21,590,146	21,141,245
Diluted	41,762,191	39,898,472
EPS:
Basic	$0.702	$1.843
Diluted	$0.382	$1.040